Exhibit 10.1

Execution Copy

FORWARD PURCHASE CONTRACT

between

GENERAL MILLS, INC.,

as the Seller,

and

LEHMAN BROTHERS OTC DERIVATIVES INC.,

as the Purchaser,

dated as of

October 8, 2004

FORWARD PURCHASE CONTRACT

        THIS AGREEMENT is made as of this October 8, 2004 between GENERAL MILLS, INC., a Delaware corporation (the “Seller”), and LEHMAN BROTHERS OTC DERIVATIVES INC., a Delaware corporation (the “Purchaser”). Lehman Brothers OTC Derivatives Inc. is not a member of the Securities Investor Protection Corporation

        In consideration of their mutual covenants herein contained, the parties hereto, intending to be legally bound, hereby mutually covenant and agree as follows:

ARTICLE I

DEFINITIONS

        As used herein, the following words and phrases shall have the following meanings:

        “Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder.

        “Adjustment Event” has the meaning provided in Section 6.2.

        “Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such first Person or is a partner in, or a director or officer of, such first Person. For purposes of this definition, “control” (including the terms “controlled by” or “under common control with”) means, as to any Person, the possession, direct or indirect, of the power to vote ten percent or more of the corporate or beneficial interests of such Person (or of the securities having ordinary voting power for the election of directors of such Person), or the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities or by contract or otherwise.

        “Agent” has the meaning provided in Section 8.10.

        “Bankruptcy Law” means Title 11 of the United States Code or any similar federal, state or foreign law for the relief of debtors.

        “Business Day” means any day that is not a Saturday, a Sunday or a day on which the NYSE or banking institutions or trust companies in The City of New York are authorized or obligated by law or executive order to close.

        “Cash Purchase” has the meaning provided in Section 2.4.

        “Cereals LLC” means General Mills Cereals, LLC, a Delaware limited liability company.

        “Cereals LLC Agreement” means the Third Amendment and Restated Limited Liability Company Agreement, dated as of the date hereof, of Cereals LLC.

        “Closing Price” means, for any security on any date of determination, (i) the closing sale price for the regular trading session (without considering after hours or other trading outside regular trading session hours) of the security (regular way) on the NYSE on such date (or, if no closing price is reported, the last reported sale price during the regular trading session), (ii) if such security is not listed for trading on the NYSE on any such date, as reported in the composite transactions for the principal United States securities exchange on which such security is so listed, (iii) if such security is not so listed on a United States national or regional securities exchange, as reported by The Nasdaq Stock Market, (iv) if such security is not so reported, the last quoted bid price for such security in the over-the-counter market as reported by the National Quotation Bureau or similar organization, (v) if such security is not so quoted, the average of the mid-point of the last bid and ask prices for such security from at least three nationally recognized investment banking firms, which may include one or more Affiliates of the Purchaser, selected by the Purchaser for such purpose, or (vi) if the bid and ask prices are not available, the market value of the security as determined in good faith by a nationally recognized investment banking firm, which may be an Affiliate of the Purchaser, selected by the Purchaser for such purpose. The Closing Price as determined pursuant to the foregoing shall be subject to adjustment as provided in Section 6.1(i). The calculation of the Closing Price for purposes of the definition of Daily Amount shall be subject to modification as provided in the provisos to Section 6.1(d) and (e).

        “Commencement Date” has the meaning provided in Section 5.3.

        “Commission” means the Securities and Exchange Commission.

        “Common Stock” means the common stock, $.10 par value, of the Seller.

        “Common Stock Underwriting Agreement” means the underwriting agreement, dated as of October 4, 2004, by and among Diageo plc, the Seller and the underwriters names herein.

        “Constituent Person” has the meaning provided in Section 6.2.

        “Contract Amount” means 30,000,000 (which is the total number of PIES).

        “Contract Shares” has the meaning provided in Section 2.1.

        “Current Market Price” per share of Common Stock on any date of determination means the average of the daily Closing Prices on each of the 20 consecutive Trading Days ending on the earlier of such date of determination and the day before the “ex date” with respect to the issuance or distribution requiring the computation. For purposes of this paragraph, the term “ex date,” when used with respect to any issuance or distribution, shall mean the first date on which the Common Stock trades regular way on such exchange or in such market without the right to receive such issuance or distribution.

        “Custodian” means any receiver, trustee, assignee, liquidator, custodian or similar official under any Bankruptcy Law.

        “Daily Amount” means for each of the 20 Trading Days beginning on September 10, 2007:

(i) if the Closing Price on such Trading Day is greater than the Threshold Appreciation Price, the product of (x) 1/20th of the Share Component multiplied by (y) 0.8333;

(ii) if the Closing Price on such Trading Day is less than or equal to the Threshold Appreciation Price but is greater than the Initial Price, the product of (x) 1/20th of the Share Component multiplied by (y) a fraction equal to the Initial Price divided by the Closing Price; and

(iii) if the Closing Price on such Trading Day is less than or equal to $45.20, 1/20th of the Share Component;

provided that (x) if 20 Trading Days for the Common Stock have not occurred during the period beginning on September 10, 2007 and ending on October 24, 2007, all remaining Trading Days will be deemed to occur on October 23, 2007 and the Closing Price for each of the remaining Trading Days will be the Closing Price on October 23, 2007 or, if there is a Market Disruption Event on such day, the market value per share of Common Stock or any other applicable security on such day as determined by the Purchaser in its reasonable discretion and (y) if the PIES are declared or automatically become immediately due and payable following an event of default with respect to the PIES and either party hereto has delivered to the other party hereto the Forward Contract Acceleration Notice, the Daily Amount will be determined in the manner set forth above for the date of such declaration or, if there is a Market Disruption Event on such day, the Closing Price for determining such Daily Amount will be the market value per share of Common Stock as determined by the Purchaser in its reasonable discretion.

        “Delivery Date” has the meaning provided in Section 2.3(a).

        “Event of Default” has the meaning set forth in the Cereals LLC Agreement.

        “Exchange” means the NYSE or, if the relevant security is not listed for trading on the NYSE on the relevant day for a reason other than a Market Disruption Event, the principal United States securities exchange on which the relevant security is so listed or, if the relevant security is not so listed on a United States national or regional securities exchange for a reason other than a Market Disruption Event, The Nasdaq Stock Market or, if prices for the relevant security are not so reported by The Nasdaq Stock Market for a reason other than a Market Disruption Event, the over-the-counter market.

        “Escrow Agent” means Lehman Brothers Inc., or its successor, as escrow agent under the Escrow Agreement.

        “Escrow Agreement” means the escrow agreement, dated as of the date hereof, among the Seller, the Purchaser and the Escrow Agent.

        “Expiration Time” has the meaning provided in Section 6.1(f).

        “Fair Market Value” means the amount that a willing buyer would pay a willing seller in an arm’s-length transaction, as determined in good faith by a nationally recognized investment banking firm (which may be an Affiliate of the Purchaser retained for such purpose), whose determination shall be conclusive; provided, however, that the Fair Market Value of any capital stock or other equity securities distributed in a spin-off transaction (including a Significant Spin-Off) means (i) in the event that an underwritten initial public offering of such securities occurs simultaneously with the spin-off transaction, the initial public offering price of such securities and (ii) otherwise, the average of Closing Prices of such securities for the ten Trading Days immediately succeeding the spin-off transaction.

        “Forward Contract Acceleration Notice” means a notice delivered by either party hereunder to the other party hereunder after the PIES have been declared or automatically become immediately due and payable following an event of default with respect to the PIES, that the party delivering the notice has elected to cause clause (y) of the definition of Daily Amount, clause (iii) of the definition of Payment Date and clause (ii) of the definition of Total Exchange Shares to become applicable.

        “Forward Contract Purchase Agreement” means the Purchase Agreement, dated as of the date hereof, among the Seller, the Purchaser and LBHI.

        “Forward Purchase Contract Characterization” has the meaning provided in Section 5.2(a).

        “Initial Price” means $45.20.

        “Insolvency Event” means:

(i) the Seller pursuant to or within the meaning of any Bankruptcy Law (A) commences a voluntary case or proceeding, (B) consents to the entry of a judgment, decree or order for relief against it in an involuntary case or proceeding, (C) consents to the appointment of a Custodian of it or for any substantial part of its property, (D) makes a general assignment for the benefit of its creditors, (E) consents to or acquiesces in the institution of a bankruptcy or an insolvency proceeding against it or (F) takes any corporate action to authorize or effect any of the foregoing; or

(ii) any Person commences a case or proceeding requesting any order or decree under any Bankruptcy Law (A) for relief against the Seller in an involuntary case, (B) to appoint a Custodian of the Seller for all or substantially all of the Seller’s property or (C) to order the winding up or liquidation of the Seller and either (x) a court of competent jurisdiction enters any such order or decree or (y) such case or proceeding has not been dismissed prior to September 9, 2007.

provided that, if an Adjustment Event shall have occurred in which there is an Issuing Person, the references to “Seller” in this definition shall mean such Issuing Person.

        “Issue Date” means October 8, 2004.

        “Issuing Person” has the meaning provided in Section 6.2.

        “LBHI” means Lehman Brothers Holdings Inc., and its successors and assigns.

        “Market Disruption Event” means any of the following events that the Purchaser in its reasonable discretion determines has a material effect on the trading price of the Common Stock on such day:

(i) any suspension of or limitation imposed on trading by the Exchange during the one-hour period prior to the close of trading for the regular trading session on the Exchange whether by reason of movements in price exceeding limits permitted by the Exchange or otherwise (x) relating to the Common Stock on the Exchange or (y) in futures or options contracts relating to the Common Stock on the Exchange;

(ii) any event (other than an event described in clause (iii)) that disrupts or impairs (as determined by the Purchaser in its reasonable discretion) the ability of market participants during the one-hour period prior to the close of trading for the regular trading session on the Exchange in general (x) to effect transactions in, or obtain market values for, the Common Stock on the Exchange or (y) to effect transactions in, or obtain market values for, futures or options contracts relating to the Common Stock on the Exchange; or

(iii) the failure of the Exchange to be open prior to its respective scheduled closing for the regular trading session on such day (without regard to after hours or any other trading outside of the regular trading session hours) unless such earlier closing time is announced by the Exchange at least one hour prior to the earlier of (x) the actual closing time for the regular trading session on the Exchange on such day and (y) the submission deadline for orders to be entered into the Exchange for execution at the actual closing time on such day.

        “NYSE” means the New York Stock Exchange Inc.

        “Payment Date” means (i) in connection with settlement hereof, other than following delivery of a Forward Contract Acceleration Notice, October 15, 2007 or the seventh Trading Day (in the event a Market Disruption Event occurs and if such Trading Day is later than October 15, 2007) following the last day of the 20 Trading Day period for determining the Daily Amounts, but in no event later than the thirteenth Trading Day following the last day of such 20 Trading Day period, and (ii) in connection with settlement hereof following delivery of a Forward Contract Acceleration Notice, the second Business Day after the date on which the Forward Contract Acceleration Notice has been delivered by either party hereto to the other party hereto.

        “Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, limited liability company, joint venture or other entity or a government or any political subdivision or agency thereof.

        “PIES” means an aggregate principal amount of $750,000,000 of the 6¼% Exchangeable Notes (initially exchangeable into shares of Common Stock) due October 15, 2007 issued by LBHI, with each PIES having a principal amount of $25.

        “PIES Underwriting Agreement” means the Underwriting Agreement, dated as of October 4, 2004, among the Seller, LBHI and Lehman Brothers Inc., as underwriter, relating to the PIES.

        “Pledge Agreement” means the Pledge Agreement, dated as of October 8, 2004, made by the Pledgor in favor of the Seller.

        “Pledgor” means Lehman Brothers Special Financing Inc., and its successors and assigns.

        “Purchase Price” has the meaning provided in Section 2.2.

        “Purchased Shares” has the meaning provided in Section 6.1(f).

        “Purchaser” has the meaning provided in the introductory paragraph hereof.

        “Rights” means the share purchase rights or other rights issued under the Rights Agreement in respect of the Common Stock.

        “Rights Agreement” means the Rights Agreement dated as of December 11, 1995 between the Seller and Wells Fargo Bank Minnesota, N.A., as amended and supplemented from time to time, and any other shareholder rights plans or agreements with respect to the Common Stock that may be in effect from time to time.

        “Securities Purchase” has the meaning provided in Section 2.4.

        “Securities Purchase Amount” has the meaning provided in Section 2.4.

        “Seller” has the meaning provided in the introductory paragraph hereof.

        “Share Component” means, at any time, 0.5531 share of Common Stock, as adjusted from time to time in accordance with Article VI.

        “Significant Cash Distribution” has the meaning provided in Section 6.1(e).

        “Significant Spin-Off” has the meaning provided in Section 6.1(d).

        “Subsidiary” means as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person.

        “Threshold Appreciation Price” means $54.24.

        “Total Exchange Shares” means, subject to Section 6.2, (i) an amount equal to the sum of the Daily Amounts for each of the 20 Trading Days beginning on September 10, 2007 or

(ii) if the PIES are declared or automatically become immediately due and payable following an event of default with respect to the PIES and either party hereto has delivered to the other party hereto the Forward Contract Acceleration Notice, an amount equal to 20 times the Daily Amount on the date on which the PIES are so declared to be or automatically become immediately due and payable.

        “Trading Day” means a day on which the Exchange is open for trading and, subject to the proviso to the definition of Daily Amount, there has not occurred or does not exist a Market Disruption Event.

        “Trigger Event” has the meaning provided in Section 6.1(j).

        “Trust Notes” means $750,000,000 in principal amount of 4.50% fixed rate notes dated October 8, 2004, issued by Capital Trust, a Delaware trust, to Lehman Brothers Special Financing Inc. pursuant to a purchase agreement, dated as of the date hereof, between Capital Trust and Lehman Brothers Special Financing Inc.

ARTICLE II

SALE AND PURCHASE

        2.1    Sale and Purchase.   Upon the terms and subject to the conditions hereof, the Seller agrees to sell to the Purchaser, and the Purchaser agrees to purchase and acquire from the Seller, that number of shares of Common Stock (and/or, if a Significant Spin-Off, a Significant Cash Distribution or an Adjustment Event has occurred, securities, cash and/or other property, as applicable) (the “Contract Shares”) equal to the sum of (i) the product of (x) the Contract Amount and (y) the Total Exchange Shares plus (ii) 491,147 (adjusted for stock splits, stock dividends, subdivisions, combinations, reclassifications, mergers, consolidations and other reorganizations).

        2.2    Purchase Price.   The purchase price for the Contract Shares (the “Purchase Price”) shall be $750,000,000; provided that, in the event of a Securities Purchase, the Purchase Price shall be the Securities Purchase Amount.

        2.3    Delivery Of Contract Shares.   (a) The Seller hereby unconditionally and irrevocably agrees to deliver, without set-off, counterclaim or defense, to the Escrow Agent, pursuant to the Escrow Agreement prior to 11:59 P.M. on each Trading Day for which a Daily Amount is required to be calculated (a “Delivery Date”), a number of shares of Common Stock equal to such Daily Amount (and/or, if a Significant Spin-Off, a Significant Cash Distribution or an Adjustment Event has occurred, securities, cash and/or other property, as applicable); provided that, in lieu of any fraction of a share of Common Stock that would otherwise be deliverable (prior to rounding) to the Escrow Agent pursuant to the Escrow Agreement on such Trading Day, the Seller agrees to make a cash payment to the Escrow Agent on the next Business Day in respect of such fraction of a share of Common Stock in an amount equal to the value thereof based on the Closing Price on such Trading Day; provided, further, that if the Forward Contract Acceleration Notice has been delivered by either party hereto to the other party hereto, the Contract Shares shall be delivered to the Escrow Agent pursuant to the Escrow Agreement two Business Days prior to the Payment Date. Any cash payments shall be paid by wire transfer in immediately available funds to the Escrow Agent for the account of the Purchaser to an account designated by the Escrow Agent in writing to the Seller prior to such payment.

        (b)    At the Purchaser’s request, the Common Stock (and/or other securities) delivered to the Escrow Agent pursuant to Section 2.3(a) shall be represented by (i) physical certificates registered in the name of the Purchaser (or any other name designated by the Purchaser in writing to the Seller at least two Trading Days prior to the applicable Delivery Date) and delivered to the Escrow Agent pursuant to the Escrow Agreement or (ii) one or more global certificates registered in the name of a depositary or a nominee of a depositary to facilitate book-entry transfer by the Purchaser of the Common Stock (and/or other securities). In addition, the Seller shall take all steps reasonably requested by the Purchaser to permit the Purchaser (or such designated Person) to exchange any such physical certificates for an equivalent interest in one or more global certificates registered in the name of a depositary or a nominee of a depositary as may be reasonably requested by the Purchaser to facilitate book-entry transfer by the Purchaser of the Common Stock (and/or other securities). The Purchaser’s interest in a global certificate shall be evidenced in a manner reasonably satisfactory to the Purchaser and its counsel. The Purchaser shall provide the Seller written notice at least five Business Days prior to the applicable Delivery Date of such request and manner in which the Purchaser’s interest shall be evidenced.

        (c)    The Seller will indemnify and hold harmless the Purchaser, its Affiliates, its directors, officers and employees and each person, if any, who controls the Purchaser within the meaning of the Act, from and against any expense, loss, claim, damage or liability, joint or several, or any action in respect thereof, to which the Purchaser, any Affiliate, director, officer, employee or controlling person may become subject, insofar as such expense, loss, claim, damage, liability or action arises out of, or is based upon, any breach, violation or default by the Seller of Section 2.3(a) or 2.3(b), and will reimburse the Purchaser, any Affiliate thereof and each such director, officer, employee or controlling person promptly upon demand for any legal or other expenses reasonably incurred by the Purchaser, any Affiliate thereof and each such director, officer, employee or controlling person in connection with investigating or defending or preparing to defend against any such expense, loss, claim, damage, liability or action as such expenses are incurred. Any claim by the Purchaser under this Section 2.3(c) shall be governed by the procedures set forth in Section 7(c) of the Forward Contract Purchase Agreement.

        2.4    Payment for Contract Shares.   Upon the terms and subject to the conditions hereof, including Article VII:

        (a)    unless (i) the conditions specified in paragraph (b) of this Section 2.4 shall have occurred and (ii) the Purchaser elects to pay the Purchase Price in the face amount of the Trust Notes, the Purchaser shall pay the Purchase Price in cash on the Payment Date (“Cash Purchase”);

        (b)    if on the Payment Date, the Series B-1 Limited Membership Interests of Cereals are not either (A) repurchased in full by the Managing Member of Cereals LLC or its designee in accordance with Section 11.9 of the Cereals LLC Agreement or (B) successfully remarketed in full pursuant to Section 7.2(b)(i) of the Cereals LLC Agreement, the Purchaser

may elect to pay the equivalent of the Purchase Price in face amount of the Trust Notes, secured by a pledge of the Series B-1 Limited Membership Interests of Cereals, each of which shall be subject to no other encumbrances, on the Payment Date (the “Securities Purchase Amount;” such payment in the form of the Trust Notes, “Securities Purchase”).

Completion of Cash Purchase or Securities Purchase, as the case may be, shall be deemed to be payment in full of the Purchase Price. Completion of Cash Purchase or Securities Purchase shall be made on the Payment Date against delivery pursuant to the Escrow Agreement by the Escrow Agent to the Purchaser of the number of shares of Common Stock and/or cash, securities and other property necessary to comply with the Seller’s obligations hereunder. Cash Purchase shall be made in lawful money of the United States by wire transfer in immediately available funds to such account or accounts of the Escrow Agent for the account of the Seller as the Escrow Agent shall designate. Securities Purchase shall be made by delivery of the applicable securities to the Escrow Agent for the account of the Seller, duly endorsed in blank or with appropriate instruments of transfer.

        2.5    Contract Fee.   The Seller agrees to pay to the Purchaser a contract fee for the period from and including the date hereof until the Payment Date (or, if later, the date of delivery of the Contract Shares), computed at the rate of 2.0% per annum on the Purchase Price, payable quarterly in arrears on January 15, April 15, July 15 and October 15 of each year and on the Payment Date (or, if later, the date of delivery of the Contract Shares), or if any such day is not a Business Day, on the next succeeding Business Day. Such fee shall be paid by wire transfer in immediately available funds to the Purchaser.

        2.6    Pledge of Trust Notes.   Pursuant to the Pledge Agreement, the Pledgor has granted to the Seller a security interest in the Trust Notes, as collateral security for the prompt and complete payment and performance when due of the obligations of the Purchaser to pay the Purchase Price hereunder.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

        3.1    Representations and Warranties of the Seller.   The Seller represents and warrants to the Purchaser

(a) that each representation and warranty made by the Seller in Section 2 of the Forward Contract Purchase Agreement is true and correct on the date hereof.

(b) that it has received and read and understands the Notice of Regulatory Treatment and the OTC Option Risk Disclosure Statement.

        3.2    Representations and Warranties of the Purchaser.   The Purchaser represents and warrants to the Seller that:

(a) The Purchaser has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware with corporate power and authority to own or lease, as the case may be, and to operate its properties and conduct its business in all material respects as currently conducted.

(b) This Agreement has been duly authorized, executed and delivered by the Purchaser; assuming due authorization, execution and delivery by the other parties hereto, this Agreement constitutes a valid and legally binding agreement of the Purchaser enforceable against the Purchaser in accordance with its terms.

(c) The Purchaser is not in violation of its corporate charter or bylaws. The execution, delivery and performance of this Agreement will not conflict with or result in a violation of the corporate charter or bylaws of the Purchaser or any order, rule or regulation of any court or governmental agency having jurisdiction over the Purchaser or its property.

(d) No consent, approval, authorization, filing with or order of any court or governmental agency or body is required to be obtained by the Purchaser in connection with the transactions contemplated herein.

(e) No action, suit or proceeding by or before any governmental agency, authority or body or any arbitrator involving the Purchaser or any of its subsidiaries or its or their properties is pending, or to the best knowledge of the Purchaser is threatened that would reasonably be expected to have a material adverse effect on the performance of this Agreement or the consummation of the transactions contemplated herein.

ARTICLE IV

CONDITIONS TO THE PURCHASER’S OBLIGATIONS

        The obligation of the Purchaser to deliver the Purchase Price on the Payment Date is subject to the satisfaction of the following conditions (provided, however, that if the Purchaser does not deliver the Purchase Price on the Payment Date for any reason, including the failure of any of the following conditions to be satisfied, the Escrow Agent shall, pursuant to the Escrow Agreement, immediately deliver to the Seller all shares of Common Stock (or securities, cash or other property) delivered by the Seller pursuant to Section 2.3):

(a) the representations and warranties of the Seller contained in Article III shall have been true and correct as of the date hereof; provided, that if the transactions contemplated by the Common Stock Underwriting Agreement are completed, the representations and warranties of the Seller contained in Article III shall have been deemed to be true and correct as of the date hereof to the extent contained in the Common Stock Underwriting Agreement;

(b) no Insolvency Event shall have occurred or be continuing on any Delivery Date or the Payment Date;

(c) the Seller shall have previously delivered the Contract Shares pursuant to the terms hereof; and

(d) the Seller shall have complied in all material respects with the agreements set forth in this Agreement.

ARTICLE V

COVENANTS

        5.1    Taxes.   The Seller shall pay any and all documentary, stamp, transfer or similar taxes and charges that may be payable in respect of the entry into this Agreement and the transfer and delivery of the Contract Shares, cash or other securities or property pursuant hereto.

        5.2    Forward Purchase Contract.   Each of the Purchaser and the Seller hereby agrees that:

(a) it will treat for tax and accounting purposes this Agreement in its entirety as a forward purchase contract for the delivery of the Contract Shares hereunder (including as a result of acceleration or otherwise) (the “Forward Purchase Contract Characterization”), under the terms of which contract (i) at the Payment Date, the Purchaser delivers to the Seller the Cash Purchase or Securities Purchase equal to the Purchase Price to assure the fulfillment of the Purchaser’s purchase obligation described in clause (ii) below, which Cash Purchase or Securities Purchase, as the case may be, will unconditionally and irrevocably be applied at the Payment Date to satisfy such obligation and (ii) at the Payment Date such Cash Purchase or Securities Purchase, as the case may be, unconditionally and irrevocably will be applied by the Seller in full satisfaction of the Purchaser’s obligation hereunder and the Seller, through the Escrow Agent, will deliver to the Purchaser the number of Contract Shares (and cash in lieu of a fraction of a share of Common Stock) that the Purchaser is entitled to receive at that time pursuant to the terms hereof;

(b) it will treat the sale of the Contract Shares as occurring on the Payment Date;

(c) it will not treat this Agreement, any portion hereof or any obligation hereunder as giving rise to any interest income or other inclusions of ordinary income (in the case of the Purchaser) or as giving rise to any interest expense or other deductions of ordinary expense (in the case of the Seller);

(d) it will not treat the delivery of any portion of the Contract Shares, cash or other securities or property to be delivered pursuant hereto as the payment of interest or ordinary income; and

(e) it will not take any action (including filing any tax return or form or taking any position in any tax proceeding) that is inconsistent with the obligations contained in clauses (a) through (d), unless such action or position is required by an applicable taxing authority or unless such action or position is required by a change in statutory law or regulation or by a judicial or other authoritative interpretation of the law enacted, promulgated or published after the date hereof.

        5.3     Notices.   The Seller will cause to be delivered to the Purchaser:

(a) promptly upon the occurrence of any Insolvency Event; and

(b) promptly after the Seller receives notice, or otherwise obtains knowledge, at any time after the Issue Date that any event requiring that an adjustment be effected pursuant to Article VI shall have occurred or be pending;

a notice identifying such event and stating, with respect to the event set forth in clause (b) above, if known to the Seller, the date on which such event is to occur and, if applicable, the record date relating to such event. The Seller shall promptly cause to be delivered to the Purchaser such further notices as may be appropriate or reasonable if the Seller shall subsequently receive notice, or shall otherwise obtain knowledge, of any further or revised information regarding the terms or timing of such event or any record date relating thereto.

        5.4    Affirmative Covenants.   During the term of this Agreement, the Seller covenants and agrees that it will:

(a) comply in all material respects with all applicable laws, rules, regulations and orders to the extent noncompliance would have a material adverse effect on the ability of the Seller to perform its obligations hereunder; and

(b) furnish to the Purchaser as soon as possible and in any event within 20 calendar days after the Seller shall become aware of the occurrence of any failure by the Seller to comply with or perform any agreement or obligation contained in this Agreement, a statement of the Seller describing such failure and setting forth details of such failure and the action which the Seller has taken and proposes to take with respect thereto.

        5.5    Covenants as to Common Stock.   The Seller shall at all times prior to the final Delivery Date reserve and keep available, free from preemptive rights, out of treasury or its authorized but unissued Common Stock the maximum number of shares of Common Stock issuable hereunder. The Seller covenants that all shares of Common Stock that may be issued hereunder will, upon issuance, be duly authorized, validly issued, fully paid and nonassessable.

        5.6    Cash, Securities and Property to be Placed in Trust.   The Seller shall not make any Significant Spin-Off or Significant Cash Distribution or engage in any transaction that would result in an Adjustment Event unless it has complied with all the applicable provisions hereof (including Sections 6.1(d), 6.1(e) and 6.2) and has set aside and delivered the maximum amount of cash, securities and/or other property that the Seller would be required to deliver to the Purchaser upon settlement hereof (assuming the maximum number of Contract Shares are required to be delivered hereunder) pursuant to Section 6.1(d), 6.1(e) or 6.2, as the case may be, to a third-party trustee (which trustee shall be reasonably satisfactory to the Purchaser) for the benefit of the Purchaser pursuant to a trust agreement in form and substance reasonably satisfactory to the Purchaser.

        5.7    Further Assurances.   From time to time on and after the date hereof through the Payment Date (or, if later, the date on which this Agreement has been fully performed), each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper and advisable to consummate and make effective as promptly as practicable the transactions contemplated hereby in accordance with the terms and conditions hereof, including (a) using reasonable best efforts to remove any legal impediment to the consummation of such transactions and (b) the execution and delivery of all such deeds, agreements, assignments and further instruments of transfer and conveyance necessary, proper or advisable to consummate and make effective the transactions contemplated hereby in accordance with the terms and conditions hereof. Each of the parties hereto further agrees that five days prior to each anniversary date of this Agreement, either party may request that the other party enter into good faith negotiations regarding the terms hereof.

ARTICLE VI

ADJUSTMENT OF DAILY AMOUNT AND CLOSING PRICE

        6.1    Adjustments for Dividends, Distributions, Stock Splits, Etc.

(a) Stock Dividends. If the Seller shall, after the Issue Date, pay or make a dividend or other distribution on Common Stock in Common Stock, the Share Component in effect at the close of business on the date fixed for the determination of holders of Common Stock entitled to receive such dividend or distribution shall be increased by multiplying such Share Component by a fraction of which:

(i) the numerator shall be the sum of the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination and the total number of shares constituting such dividend or other distribution; and

(ii) the denominator shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination,

such increase to become effective immediately at the opening of business on the day following the date fixed for such determination. For the purposes of this Section 6.1(a), the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Seller but shall include any shares issuable in respect of any scrip certificates issued in lieu of fractions of shares of Common Stock. The Seller agrees that it shall not pay any dividend or make any distribution on shares of Common Stock held in the treasury of the Seller.

(b) Rights, Warrants or Options. If the Seller shall, after the Issue Date, issue rights, warrants or options, other than pursuant to any dividend reinvestment plans, to all holders of Common Stock entitling such holders, for a period expiring within 45 days after the record date for the determination of holders of Common Stock entitled to receive such rights, warrants or options, to subscribe for or purchase shares of Common Stock at an offering price per share less than the Current Market Price of the Common Stock on the date of announcement of such issuance, the Share Component in effect at the close of business on the date of such announcement shall be increased by multiplying such Share Component by the following fraction of which:

(i) the numerator shall be the number of shares of Common Stock outstanding at the close of business on the date of such announcement plus the total number of shares of Common Stock so offered for subscription or purchase; and

(ii) the denominator shall be the number of shares of Common Stock outstanding at the close of business on the date of such announcement plus the total number of shares of Common Stock that the aggregate of the offering price of the total number of shares of Common Stock so offered for subscription or purchase would purchase at such Current Market Price, such increase to become effective immediately after the opening of business on the Business Day following the date of such announcement. To the extent that shares of Common Stock are not delivered pursuant to such rights, warrants or options, the Share Component shall be readjusted to be the Share Component that would then be in effect had the adjustments made upon the issuance of such rights, warrants and options been made on the basis of delivery of only the number of shares of Common Stock actually delivered. For the purposes of this Section 6.1(b), the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Seller but shall include any shares issuable in respect of any scrip certificates issued in lieu of fractions of shares of Common Stock. The Seller agrees that it shall not issue any such rights, warrants or options in respect of shares of Common Stock held in the treasury of the Seller.

(c) Stock Subdivisions, Splits or Combinations. If outstanding shares of Common Stock shall be subdivided or split, after the Issue Date, into a greater number of shares of Common Stock, the Share Component in effect at the close of business on the day preceding the day upon which such subdivision or split becomes effective shall be proportionately increased, and conversely, in case outstanding shares of Common Stock shall be combined, after the Issue Date, into a smaller number of shares of Common Stock, the Share Component in effect at the close of business on the day preceding the day upon which such combination becomes effective shall be proportionately reduced, such increase or reduction, as the case may be, to become effective immediately at the opening of business on the day following the day upon which such subdivision, split or combination becomes effective.

(d) Distribution of Indebtedness or Assets. If the Seller shall, after the Issue Date, by dividend or otherwise, distribute to all holders of Common Stock evidences of its indebtedness or assets (including shares of capital stock, securities, cash and property, but excluding any rights, warrants or options referred to in Section 6.1(b), any dividend or distribution paid exclusively in cash and any dividend or distribution referred to in Section 6.1(a) or in connection with the liquidation, dissolution or winding up of the Seller), the Share Component in effect at the close of business on the date fixed for the determination of holders of Common Stock entitled to receive such distribution shall be adjusted by multiplying such Share Component by a fraction of which:

(i) the numerator shall be the Current Market Price of the Common Stock on the date fixed for such determination; and

(ii) the denominator shall be such Current Market Price of the Common Stock less the then Fair Market Value of the portion of the assets or evidences of indebtedness so distributed applicable to one share of Common Stock, such adjustment to become effective at the opening of business on the day following the date fixed for such determination of holders of Common Stock entitled to receive such distribution; provided, however, that in the event the Fair Market Value of the portion of any capital stock or other equity securities so distributed applicable to one share of Common Stock is equal to or greater than 40% of the Current Market Price of the Common Stock on such determination date (such distribution, a “Significant Spin-Off”), in lieu of the foregoing adjustment, (x) the Seller shall comply with the provisions of Section 5.6 with respect to the capital stock or other equity securities to be distributed pursuant to such Significant Spin-Off, (y) for the purpose of calculating the number of Contract Shares receivable by the Purchaser pursuant hereto on each Delivery Date, the references to “Closing Price” in the definition of Daily Amount shall mean the Closing Price plus the Fair Market Value of such capital stock or other equity securities so distributed per share of Common Stock and (z) in addition to the Seller delivering the shares of Common Stock to be delivered hereunder, the Seller shall cause the trustee appointed pursuant to Section 5.6 to deliver on each Delivery Date the number of shares of such capital stock or other equity securities the Purchaser would have received had the Purchaser held on the determination date for the Significant Spin-Off the number of shares of Common Stock required to be delivered hereunder as determined in accordance with clause (y) above. In any case in which this Section 6.1(d) is applicable, Section 6.1(b) shall not be applicable. In the event that such dividend or distribution is not so paid or made, each Share Component shall again be adjusted to be the Share Component that would then be in effect if such dividend or distribution had not been declared (and no such adequate provision described in the proviso above shall be made).

(e) Cash Distributions. In case the Seller shall, after the Issue Date, distribute cash as an extraordinary, special or other one-time dividend or distribution, other than a regular quarterly cash dividend, to all holders of Common Stock, upon the occurrence of (A) the liquidation, dissolution or winding up of the Seller, (B) the sale or liquidation, in whole or in part, of a major asset, subsidiary or line of business, (C) an increase in leverage to fund an extraordinary, special or other one-time dividend or distribution, (D) the repatriation of unremitted foreign earnings or (E) a change in the Seller’s business structure to a pass through entity, then the Share Component in effect at the close of business on the record date for such extraordinary, special or other one-time dividend or distribution shall be adjusted by multiplying such Share Component by a fraction of which:

(i) the numerator shall be the Current Market Price of the Common Stock on such record date; and

(ii) the denominator shall be such Current Market Price of the Common Stock less the amount of cash so distributed applicable to one share of Common Stock,

such adjustment to become effective at the opening of business on the day following such record date; provided, however, that in the event the portion of cash so distributed applicable to one share of Common Stock is greater than 25% (but less than 75%) of the Current Market Price of the Common Stock on such record date, in lieu of the foregoing adjustment, (x) the Seller shall comply with the provisions of Section 5.6 with respect to the cash to be distributed pursuant to such distribution, (y) for the purpose of calculating the number of Contract Shares receivable by the Purchaser pursuant hereto on each Delivery Date, the references to “Closing Price” in the definition of Daily Amount shall mean the Closing Price plus the amount of cash so distributed per share of Common Stock and (z) in addition to the Seller delivering the shares of Common Stock to be delivered hereunder, the Seller shall cause the trustee appointed pursuant to Section 5.6 to deliver on each Delivery Date the amount of cash the Purchaser would have received had the Purchaser held on the record date for such distribution the number of shares of Common Stock required to be delivered hereunder as determined in accordance with clause (y) above; provided, further, that in the event the portion of cash so distributed applicable to one share of Common Stock is equal to or greater than 75% of the Current Market Price of the Common Stock on such record date, in lieu of the foregoing adjustment, such distribution will be treated as an Adjustment Event under Section 6.2 (a cash distribution referred to in either of the two preceding provisos, a “Significant Cash Distribution”). If such dividend or distribution is not so paid or made, each Share Component shall again be adjusted to be the Share Component that would then be in effect if such dividend or distribution had not been declared (and no such adequate provision or adjustment under Section 6.2 shall be made).

(f) Tender or Exchange Offer. If, after the Issue Date, the Seller or any Subsidiary of the Seller shall make a tender or exchange offer (other than any odd-lot tender offer) for all or any portion of the Common Stock and upon expiration of such tender or exchange offer (as amended upon the expiration thereof) the Seller or its Subsidiary shall be required to pay to holders of Common Stock based on the acceptance (up to any maximum specified in the terms of the tender or exchange offer) of Purchased Shares any consideration, then if the cash and Fair Market Value of the aggregate consideration per share of Common Stock to be paid in such tender or exchange offer exceeds the Current Market Price of the Common Stock as of the last time (the “Expiration Time”) tenders could have been made pursuant to such tender or exchange offer (as it may be amended), then, the Share Component in effect at the close of business on the day of the Expiration Time shall be adjusted by multiplying such Share Component by a fraction of which:

(i) the numerator shall be equal to the product of (A) the Current Market Price of the Common Stock as of the Expiration Time and (B) the number of shares of Common Stock outstanding (including any tendered shares) at the close of business on the date of the Expiration Time less the number of all shares validly tendered and not withdrawn as of the Expiration Time (the shares deemed so accepted, up to any such maximum, being referred to as the “Purchased Shares”); and

(ii) the denominator shall be equal to (A) the product of (x) the Current Market Price of the Common Stock as of the Expiration Time and (y) the number of shares of Common Stock outstanding (including any tendered shares) at the close of business on the date of the Expiration Time less (B) the amount of cash plus the Fair Market Value of the aggregate consideration payable to holders of Common Stock in such tender or exchange offer (assuming the acceptance, up to any maximum specified in the terms of the tender or exchange offer, of Purchased Shares), such adjustment to become effective at the opening of business on the date following the date of the Expiration Time.

(g) Reclassification of Common Stock. If the Seller, after the Issue Date, reclassifies the Common Stock into securities, including securities other than Common Stock (other than any reclassification upon an Adjustment Event to which Section 6.2 applies), such reclassification shall be deemed to involve:

(i) to the extent such securities are securities other than Common Stock, a distribution of such securities to all holders of Common Stock under Section 6.1(d) (and the effective date of such reclassification shall be deemed to be “the date fixed for the determination of holders of Common Stock entitled to receive such distribution” and the “date fixed for such determination” within the meaning of Section 6.1(d)); and

(ii) to the extent such securities are Common Stock, a subdivision, split or combination, as the case may be, of the number of shares of Common Stock outstanding immediately prior to such reclassification into the number of shares of Common Stock outstanding immediately thereafter under Section 6.1(c) (and the effective date of such reclassification shall be deemed to be “the day upon which such subdivision or split becomes effective” or “the day upon which such combination becomes effective”, as the case may be, and “the day upon which such subdivision, split or combination becomes effective” within the meaning of Section 6.1(c)).

(h) Rounding. All adjustments to the Share Component shall be calculated to the nearest 0.0001 of a share of Common Stock (or if there is not a nearest 0.0001 of a share, to the next lower 0.0001 of a share). No adjustment in the Share Component shall be required unless such adjustment would require an increase or decrease of at least one percent thereof; provided, however, that any adjustments that by reason of this Section 6.1(h) are not required to be made shall be carried forward and taken into account in any subsequent adjustment.

(i) Corresponding Adjustments to Closing Price. If any adjustment is made to the Share Component pursuant to paragraphs (a)-(g) of this Section 6.1 (other than paragraphs (d) and (e) of this Section 6.1 as they relate to any Significant Spin-Off and Significant Cash Distribution, respectively, except as expressly provided therein), an adjustment will also be made to the Closing Price as such term is used throughout the definition of Daily Amount (so as to maintain the intended proportional relationship between the Closing Price and Initial Price and Threshold Appreciation Price) to determine which of the three clauses in the definition of Daily Amount will be applicable on the relevant Trading Day and in the calculation required to be made pursuant to clause (ii) of the definition of Daily Amount. The required adjustment to the Closing Price will be made on each day for which a Daily Amount is calculated by multiplying the Closing Price by the same factor by which the Share Component was adjusted pursuant to the procedures described above in paragraphs (a)-(g).

(j) Rights Agreement. Each share of Common Stock issued pursuant hereto shall be entitled to receive the appropriate number of Rights, if any, and the certificates representing such shares shall bear such legends, if any, in each case as provided by and subject to the terms of the Rights Agreement as in effect on the date of such issuance. Rights or warrants (including the Rights) distributed by the Seller to all holders of its Common Stock entitling them to subscribe for or purchase shares of the Seller’s capital stock (either initially or under certain circumstances), which rights or warrants, until the occurrence of a specified event or events (“Trigger Event”), (i) are deemed to be transferred with such shares of Common Stock, (ii) are not exercisable and (iii) are also issued in respect of future issuances of shares of Common Stock shall be deemed not to have been distributed for purposes of Section 6.1 (and no adjustment to the Share Component under Section 6.1 will be required) until the occurrence of the earliest Trigger Event. Upon the occurrence of a Trigger Event, such rights or warrants shall be deemed to have been distributed for purposes of Section 6.1 (and an adjustment under Section 6.1 shall be required). If such right or warrant is subject to subsequent events, upon the occurrence of which such right or warrant shall become exercisable to purchase different distributed assets, evidences of indebtedness or other assets, or entitle the holder to purchase a different number or amount of the foregoing or to purchase any of the foregoing at a different purchase price, then the occurrence of each such event shall be deemed to be the date of issuance and record date with respect to a new right or warrant (and a termination or expiration of the existing right or warrant without exercise by the holder thereof). In addition, in the event of any distribution (or deemed distribution) of rights or warrants, or any Trigger Event or other event (of the type described in the preceding sentence) with respect thereto, that resulted in an adjustment to the Share Component under Section 6.1:

(x) in the case of any such rights or warrants that shall all have been redeemed or repurchased without exercise by any holders thereof, the Share Component shall be readjusted upon such final redemption or repurchase to give effect to such distribution or Trigger Event, as the case may be, as though it were a cash distribution, equal to the per share redemption or repurchase price received by a holder of shares of Common Stock with respect to such rights or warrants (assuming such holder had retained such rights or warrants), made to all holders of shares of Common Stock as of the date of such redemption or repurchase; and

(y) in the case of such rights or warrants that shall have expired or been terminated without exercise, the Share Component shall be readjusted as if such rights and warrants had never been issued.

        6.2    Adjustment for Consolidation, Merger or Other Adjustment Event.   In the event of:

(a) any consolidation or merger of the Seller with or into another Person (other than a merger or consolidation in which the Seller is the continuing or surviving corporation and in which the shares of Common Stock outstanding immediately prior to the merger or consolidation are not exchanged for cash, securities or other property of the Seller or another Person);

(b) any sale, transfer, lease or conveyance to one or more Persons of all or substantially all of the property of the Seller (other than any such event that constitutes a Significant Spin-Off);

(c) any statutory share exchange of the Seller with another Person;

(d) any Significant Cash Distribution referred to in the second proviso of Section 6.1(e); or

(e) any liquidation, dissolution or winding up of the Seller other than as a result of or after the occurrence of a Insolvency Event (any event described in clauses (a), (b), (c), (d) and (e), an “Adjustment Event”);

the Daily Amount will be adjusted to provide that the Purchaser will receive pursuant hereto the kind and amount of securities, cash and other property receivable upon, or in connection with, such Adjustment Event (without any interest thereon and without any right to dividends or distribution thereon that have a record date that is prior to the Payment Date) by a holder (including any shares of Common Stock retained by such holder in connection with such Adjustment Event) of the number of Contract Shares that would otherwise be issuable hereunder if the Delivery Dates had occurred immediately prior to such Adjustment Event (and the Total Exchange Shares were calculated based on the Daily Amounts for the 20 Trading Days immediately prior to the effective date of the initial Adjustment Event), assuming that such holder of Common Stock is not a Person with which the Seller consolidated or into which the Seller merged or that merged into the Seller or to which such sale or transfer was made, as the case may be (any such Person, a “Constituent Person”), or an Affiliate of a Constituent Person to the extent such Adjustment Event provides for different treatment of Common Stock held by Affiliates of the Seller and non-affiliates and such holder of Common Stock failed to exercise its rights of election, if any, as to the kind or amount of securities, cash and other property receivable upon such Adjustment Event (provided that if the kind or amount of the securities, cash and other property receivable upon such Adjustment Event is not the same for each share of Common Stock held immediately prior to such Adjustment Event by other than a Constituent Person or an Affiliate thereof and in respect of which such rights of election shall not have been exercised (“non-electing share”), then for the purpose of this Section 6.2 the kind and amount of securities, cash and other property receivable upon such Adjustment Event by each non-electing share shall be deemed to be the kind and amount so receivable per share by a plurality of the non-electing shares).

        If such an Adjustment Event occurs, the Seller shall and shall cause the Person formed by such consolidation, merger or exchange or the Person that acquires the assets of the Seller and any other Person (an “Issuing Person”) that issues the securities or pays the other consideration deliverable in such consolidation, merger, exchange or acquisition of assets or, in the event of a liquidation, dissolution or winding up of the Seller, the Seller or a liquidating trust created in connection therewith, to, and such Issuing Person or liquidating trust shall, execute and deliver to the Purchaser an agreement supplemental hereto providing that the Purchaser shall have the rights provided by this Section 6.2. Such supplemental agreement shall provide for adjustments that, for events subsequent to the effective date of such supplemental agreement, shall be as nearly equivalent as may be practicable to the adjustments provided for in this Article VI. The above provisions of this Article VI shall similarly apply to successive Adjustment Events.

ARTICLE VII

TERMINATION

        7.1    Automatic Termination.   This Agreement and all obligations and rights of the Seller and the Purchaser hereunder, including the rights and obligations of the Seller to sell and deliver, and the Purchaser to purchase and pay for, the Common Stock and any other securities or property hereunder, shall immediately and automatically terminate, without the necessity of any notice, payment or action by any party, if, prior to or on any Delivery Date or the Payment Date, an Insolvency Event shall have occurred; provided, however, that if this Agreement is terminated after such time that the Seller has delivered any shares of Common Stock (or securities, cash or other property) pursuant to Section 2.3, the Escrow Agent shall, pursuant to the Escrow Agreement, immediately deliver to the Seller all such shares of Common Stock (or securities, cash or other property).

ARTICLE VIII

MISCELLANEOUS

        8.1    Adjustments.   The Purchaser shall be responsible for the calculation in good faith of any amounts pursuant hereto (and shall consult in good faith with the Seller in making such calculations to the extent that such consultation does not interfere with the Purchaser’s ability to make such calculations promptly), including, but not limited to, the determination of the Closing Prices of the Common Stock, the calculation of the Daily Amounts and the calculation of any adjustments required to be made pursuant to Article VI. All calculations made by the Purchaser in good faith in accordance with this Section 8.1, absent manifest error, shall be final and binding upon the Seller.

        8.2    Notices.   Notices to the Purchaser shall be directed to Lehman Brothers OTC Derivatives Inc., c/o/ Lehman Brothers Inc., Transaction Management Group, 745 Seventh Avenue, 28th Floor, New York, NY 10019, Telecopy: (212) 526-7672, Attn: Documentation Manager, copy to Lehman Brothers Holdings Inc., 399 Park Avenue, 11th Floor, New York, New York 10022, Telecopy: (212) 520-0176, Attn: Corporate Counsel; notices to the Seller shall be directed to General Mills, Inc., Number One General Mills Boulevard, Minneapolis, Minnesota 55440, Telecopy: (763) 764-3302, Attn: General Counsel; copy to General Mills, Inc., Treasury Department, Number One General Mills Boulevard, Minneapolis, Minnesota 55440, Telecopy (763) 764-7384, Attn: Treasurer. Notwithstanding the foregoing, notices to a party shall be directed to such other address for such party as shall be specified by such party in a like notice given pursuant to this Section 8.2. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if either (i) personally delivered (including delivery by courier service or by Federal Express or any other nationally recognized overnight delivery service for next day delivery) to the offices specified in the preceding sentence, in which case they shall be deemed received on the first Business Day by which delivery shall have been made to said offices; or (ii) sent by certified mail, return receipt requested, in accordance with the preceding sentence, in which case they shall be deemed received when receipted for unless acknowledgment is refused (in which case delivery shall be deemed to have been received on the first Business Day on which such acknowledgment is refused) (any notices and other communications given by telecopy shall be followed by personal delivery or certified mail, to be deemed given as set forth above). Any notice, demand or other communication to be provided by or on behalf of the Purchaser pursuant to this Agreement shall be sent to the address of the Seller provided in this Section 8.2. Any notice, demand or other communication to be provided by or on behalf of the Seller pursuant to this Agreement shall be sent to the address of the Purchaser provided in this Section 8.2.

        8.3    Counterparts.   This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

        8.4    Entire Agreement.   Except as expressly set forth herein, this Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings and negotiations, both written and oral, among the parties with respect to the subject matter hereof.

        8.5    Amendments; Waivers.   Any provision hereof may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by both the Purchaser and the Seller, or, in the case of a waiver, by the party or parties against which the waiver is to be effective. No failure or delay by either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

        8.6    Assignment.   Neither the Seller nor the Purchaser may assign this Agreement, or any right or interest hereunder, or delegate any obligation to be performed hereunder; provided that (a) the Purchaser may assign any of its rights or duties hereunder, in whole and not in part, to any Affiliate of the Pledgor effective upon delivery to the Seller of a pledge agreement (including by way of confirming any existing pledge agreement) made by such Affiliate (or any other Affiliate of Purchaser) in favor of the Seller, granting a security interest in the Trust Notes as collateral security for the obligations of the Purchaser hereunder and (b) the Agent may assign or transfer any of its rights or duties hereunder to any Affiliate of the Agent, so long as such Affiliate is a broker-dealer registered with the Commission.

        8.7    No Third Party Rights; Successors and Assigns.   Except as provided in Section 2.3(c), this Agreement is not intended and shall not be construed to create any rights in any Person other than the Seller and the Purchaser and their respective successors and assigns and no Person shall assert any rights as third party beneficiary hereunder. Whenever any of the parties hereto is referred to, such reference shall be deemed to include the successors and permitted assigns of such party.

        8.8    Governing Law; Jurisdiction; Severability; Waiver of Jury Trial.   This Agreement shall be governed by and construed in accordance with the laws of the State of New York. For the purpose of any suit, action or proceeding arising out of or relating hereto, the parties hereto hereby expressly and irrevocably consent and submit to the non-exclusive jurisdiction of any United States Federal or New York State court sitting in the Borough of

Manhattan, City and State of New York, and expressly and irrevocably waive, to the extent permitted under applicable law, any immunity from the jurisdiction thereof and any claim or defense in such suit, action or proceeding based on a claim of improper venue, forum non conveniens or any similar basis to which it might otherwise be entitled. To the extent permitted by law, the unenforceability or invalidity of any provision or provisions hereof shall not render any other provision or provisions herein contained unenforceable or invalid. TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE PARTIES HERETO HEREBY WAIVE AND COVENANT THAT THEY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE SUBJECT MATTER HEREOF, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING OR WHETHER IN CONTRACT OR TORT OR OTHERWISE. EACH PARTY HERETO ACKNOWLEDGES THAT IT HAS BEEN INFORMED BY THE OTHER PARTY HERETO THAT THE PROVISIONS OF THIS SECTION CONSTITUTE A MATERIAL INDUCEMENT UPON WHICH SUCH OTHER PARTY HERETO HAS RELIED, IS RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT AND ANY DOCUMENT RELATED THERETO. EACH PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE OTHER PARTY HERETO TO THE WAIVER OF ITS RIGHTS TO TRIAL BY JURY.

        8.9    Agent.   (a) Lehman Brothers Inc. (the “Agent”) shall act as “agent” for the Purchaser, the Seller and the Pledgor in connection with the transactions contemplated hereby.

(b) The Agent shall have no responsibility or liability (including by way of guarantee, endorsement or otherwise) to the Purchaser, the Seller, the Pledgor or otherwise in respect hereof or the Pledge Agreement, including in respect of the failure of the Purchaser, the Seller or the Pledgor to pay or perform hereunder or under the Pledge Agreement.

(c) Each of the Purchaser, the Seller and the Pledgor agrees to proceed solely against one another to collect or recover any securities or money owing to the Purchaser, the Seller or the Pledgor, as the case may be, in connection with or as a result hereof or of the Pledge Agreement.

(d) As a broker-dealer registered with the Commission, the Agent, in its capacity as agent, will be responsible for (i) effecting the transactions contemplated hereby, (ii) issuing all required notices, confirmations and statements to the Purchaser, the Seller and the Pledgor and (iii) maintaining books and records relating hereto.

(e) The Agent will furnish the Seller upon written request a statement as to the source and amount of any remuneration received or to be received by the Agent in connection with this Agreement.

        8.10    Interpretation.   Except as otherwise provided or if the context otherwise requires, (a) whenever used herein (i) any noun or pronoun shall be deemed to include the plural and the singular, (ii) the terms “include” and “including” shall be deemed to be followed by the phrase “without limitation” and (iii) the word “or” shall be inclusive and not exclusive, (b) references to Sections and Articles shall be to Sections and Articles hereof, and (c) the terms “hereby,” “hereof,” “herein,”“hereunder,” “hereto” and similar terms shall refer to this Agreement.

        IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the date and year first above written.

GENERAL MILLS, INC.

By:	/s/ David B. VanBenschoten

David B. VanBenschoten Vice President and Treasurer

LEHMAN BROTHERS OTC DERIVATIVES INC.

By:	/s/ Marlisa Vinciguerra

Name: Marlisa Vinciguerra

Title: Managing Director and Counsel

LEHMAN BROTHERS INC., as Agent (solely for purposes of Section 8.10)

By:	/s/ Joseph P. Coleman

Name: Joseph P. Coleman

Title: Managing Director